Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among
PHOENIX TECHNOLOGIES LTD.,
ANDOVER MERGER SUB, INC.
and
TOUCHSTONE SOFTWARE CORPORATION
Dated as of April 9, 2008

i

Annex I	Form of Voting and Support Agreement
Annex II	Form of Confidentiality and Proprietary Information and Inventions Protection Agreement

Schedule 6.3(k)	Company Bank and Deposit Accounts
Schedule 8.14(a)	“Knowledge” — Parent Representatives
Schedule 8.14(b)	“Knowledge” — Company Representatives

AGREEMENT AND PLAN OF MERGER, dated as of April 9, 2008 (the “Agreement”), among Phoenix Technologies Ltd., a Delaware corporation (“Parent”), Andover Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Touchstone Software Corporation, a Delaware corporation (the “Company”).
R E C I T A L S:
WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.
WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company.
WHEREAS, the Boards of Directors of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement.
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger as specified herein.
WHEREAS, as a material condition and inducement to Parent’s willingness to enter into this Agreement, certain Company stockholders and optionholders are entering into a voting and support agreement, the form of which is attached hereto as Annex I, concurrently with the execution and delivery of this Agreement (the “Voting and Support Agreements”)
WHEREAS, as a material condition and inducement to Parent’s willingness to enter into this Agreement, Jason Raza (“Raza”) is entering into an employee offer letter (including the Parent’s form of confidentiality and invention assignment agreement, the form of which is attached hereto as Annex II (a “CIIA”) concurrently with the execution and delivery of this Agreement, the effectiveness of which are contingent upon the occurrence of the Closing (the “Offer Letter”).
WHEREAS, as a material condition and inducement to Parent’s willingness to enter into this Agreement, Raza and Pierre Narath (“Narath”) are entering into Noncompetition and Non-Solicitation Agreements concurrently with the execution and delivery of this Agreement, the effectiveness of which are contingent upon the occurrence of the Closing (the “Noncompetition Agreement”).
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I
THE MERGER
     Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”).
     Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Heller Ehrman LLP, 275 Middlefield Road, Menlo Park, California at 10:00 a.m., local time, or via exchange of documents via PDF and overnight courier, on a date (the “Closing Date”) which shall be no later than the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing.
     Section 1.3 Effective Time. Subject to the provisions of this Agreement, the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed and acknowledged and delivered to Parent at the Closing and, as soon as reasonably practicable following the Closing, Parent shall file the Certificate of Merger with the Secretary of State of the State of Delaware, in each case in accordance with Section 251 of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger, the “Effective Time”).
     Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.
     Section 1.5 Certificate of Incorporation and By-laws of the Surviving Corporation. At the Effective Time, (a) the certificate of incorporation of the Surviving Corporation shall be amended to read in its entirety as the certificate of incorporation of Merger Sub read immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be Touchstone Software Corporation and the provision in the certificate of incorporation of Merger Sub naming its incorporator shall be omitted and (b) the by-laws of the Surviving Corporation shall be amended so as to read in their entirety as the by-laws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law, except that the references to Merger Sub’s name shall be replaced by references to Touchstone Software Corporation.
     Section 1.6 Directors. The directors of Merger Sub as of the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     Section 1.7 Officers. The officers of Merger Sub as of the Effective Time shall serve as the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
ARTICLE II
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES
     Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:
          (a) Conversion of Common Stock. Each share of common stock, par value $0.001 per share, of the Company outstanding immediately prior to the Effective Time (such shares, the “Common Stock,” and each, a “Share”), other than Shares to be cancelled pursuant to Section 2.1(b) and other than Dissenting Shares, shall be converted automatically into and shall thereafter represent the right to receive $1.48 in cash (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates that immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration and the right to receive any then unpaid dividend or other distribution with respect to such Shares having a record date before the Effective Time.
          (b) Treasury Shares and Parent and Merger Sub-Owned Shares. Each Share held in the treasury of the Company or that is owned, directly or indirectly, by Parent, Merger Sub, or any direct or indirect wholly owned subsidiary of the Company, Parent or Merger Sub immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties or held in trust to fund Company or Parent obligations) (the “Cancelled Shares”) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.
          (c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
          (d) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time any change in the outstanding shares of capital stock of the Company, or in the securities convertible or exchangeable into or exercisable for shares of capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change; provided that nothing in this Section 2.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
          (e) Dissenters’ Rights. Any provision of this Agreement to the contrary notwithstanding, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and that are held by holders of such Shares who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Parent (i) prompt notice of any demands received by the Company for appraisals of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time that relate to such demand and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle any such demands.
     Section 2.2 Exchange of Certificates.
          (a) Paying Agent. On or before the Closing Date, Parent shall deposit, or shall cause to be deposited, with Computershare Trust Company, N.A. (and pursuant to an agreement in form and substance reasonably acceptable to Parent) (the “Paying Agent”), in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares issued and outstanding immediately prior to the Effective Time (excluding the Cancelled Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article II (such cash, the “Exchange Fund”).
          (b) Payment Procedures.
               (i) As soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Closing Date, Parent shall cause the Paying Agent to mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof and, if required by the Paying Agent, the posting by the holder of such Certificate of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent shall reasonably require), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof and, if required by the Paying Agent, the posting by the holder of such Certificate of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate) or Book-Entry Shares in exchange for the Merger Consideration.
               (ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof and, if required by the Paying Agent, the posting by the holder of such Certificate of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof and, if required by the Paying Agent, the posting by the holder of such Certificate of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate) or Book-Entry Shares and (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof and, if required by the Paying Agent, the posting by the holder of such Certificate of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate) or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.
          (c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to and in accordance with the procedures of this Article II.
          (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to the Parent upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Parent for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

          (e) No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest and other income resulting from such investments shall be paid to Parent pursuant to Section 2.2(d).
          (g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.
     Section 2.3 Treatment of Company Stock Plans and Company Stock Options.
          (a) Parent shall not assume any Company Stock Plan or any Company Stock Options granted thereunder. Instead, each option to purchase Shares (collectively, the “Company Stock Options”) granted under the Touchstone Software Corporation 1995 Stock Option Plan (the “1995 Plan”), the Touchstone Software Corporation 1996 Stock Option Plan (the “1996 Plan”) and the Touchstone Software Corporation 1997 Stock Incentive Plan (the “1997 Plan” and, together with the 1995 Plan and 1996 Plan, the “Company Stock Plans”), that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time will (subject to Section 2.3(b) below), at the Effective Time, be cancelled and the holder of such Company Stock Option will, in full settlement of such Company Stock Option, receive from the Surviving Corporation an amount (subject to Section 2.5 below) in cash equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Stock Option multiplied by (y) the total number of Shares subject to such Company Stock Option, if any, that are vested, unexpired and unexercised as of immediately prior to the Effective Time. Parent shall cause the Surviving Corporation to pay the holders of Company Stock Options the cash payments described in this Section 2.3(a) as soon as reasonably practicable after the Closing Date, but in no event later than the second regularly scheduled payroll date following the Closing Date. Any portion of any Company Stock Option that is unvested as of the Effective Time shall terminate in its entirety at the Effective Time, without consideration being paid therefore.
          (b) Prior to the Effective Time, the Company will (i) execute the agreements identified in Section 6.2(h) hereof with all holders of Company Stock Options, and (ii) take such other actions as may reasonably be requested by Parent to effectuate the actions contemplated by this Section 2.3.

     Section 2.4 Treatment of Non-Plan Stock Options and Warrants.
          (a) Parent shall not assume any (i) warrant to purchase shares of Company’s capital stock (each, a “Warrant”) or (ii) option to purchase shares of Company’s capital stock that is not a Company Stock Option (each, a “Non-Plan Option”). Instead, each Warrant and/or Non-Plan Option that in either case is unexpired, unexercised and outstanding as of immediately prior to the Effective Time will (subject to Section 2.4(b) below), at the Effective Time, be cancelled and the holder of such Warrant or Non-Plan Option will, in full settlement of such Warrant or Non-Plan Option, receive an amount (subject to Section 2.5 below) in cash equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per Share of such Warrant or Non-Plan Option multiplied by (y) the total number of Shares subject to such Warrant or Non-Plan Option that are vested, unexpired and unexercised as of immediately prior to the Effective Time. Parent shall cause the Surviving Corporation to pay the holders of Warrants and/or Non-Plan Options the cash payment described in this Section 2.4(a) as soon as reasonably practicable after the Closing Date, but in no event later than the second regularly scheduled payroll date following the Closing Date. Any portion of any Warrant or Non-Plan Option that is unvested or unexercisable as of the Effective Time shall terminate in its entirety at the Effective Time, without consideration being paid therefore.
          (b) Prior to the Effective Time, the Company will execute the agreements identified in Section 6.2(h) hereof with all holders of the Warrants and Non-Plan Options as may reasonably be reasonably requested by Parent to effectuate the actions contemplated by this Section 2.4.
     Section 2.5 Withholding Rights. The Paying Agent and Parent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares, Company Stock Options, Warrants or Non-Plan Options such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Company Stock Options, Warrants or Non-Plan Options, in respect of which such deduction and withholding were made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as disclosed in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement and attached hereto (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:
     Section 3.1 Qualification, Organization, Subsidiaries, etc.
          (a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, would not have a Company Material Adverse Effect. As used in this Agreement, any reference to any fact, circumstance, event, effect or change having a “Company Material Adverse Effect” means a fact, circumstance, event, effect or change that is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole, but shall not include events or effects relating to or resulting from (A) changes in general economic or political conditions or the securities or financial markets, in each case to the extent such changes do not disproportionately impact the Company and its Subsidiaries, taken as a whole; (B) changes or developments in the industries in which the Company and its Subsidiaries operate to the extent such changes or developments do not disproportionately impact the Company (and its Subsidiaries, taken as a whole) relative to its competitors, (C) changes in Law, or (D) changes in GAAP.
          (b) Section 3.1(b) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company. Section 3.1(b) of the Company Disclosure Schedule also sets forth the jurisdiction of organization and percentage of outstanding equity interests (including partnership interests and limited liability company interests) owned by the Company or its Subsidiaries of each such Subsidiary. All equity interests (including partnership interests and limited liability company interests) of such Subsidiaries held by the Company or by any other Subsidiary have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests owned by the Company or its Subsidiaries are free and clear of any Liens. Other than the Subsidiaries, neither the Company nor any of its Subsidiaries owns any capital stock or, or other equity or voting interests of any nature in, or any interest convertible into or exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other person.
          (c) Section 3.1(c) of the Company Disclosure Schedule includes true, correct and complete copies of the certificate or articles of incorporation and by-laws (or like organizational documents) of the Company and each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of its certificate of incorporation or by-laws and each Subsidiary is not in violation of any of the provisions of its respective certificate or articles of incorporation or by-laws (or like organizational documents).
     Section 3.2 Capital Stock.
          (a) The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 3,000,000 shares of preferred stock, par value $0.001 (the “Preferred Stock”). As of April 1, 2008, there were (i) 12,115,060 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding, (ii) Company Stock Options to purchase an aggregate of 669,500 shares of Common Stock issued and outstanding and under the Company Stock Plans, of which (A) 25,000 Company Stock Options are issued and outstanding under the 1995 Plan, (B) no Company Stock Options are issued and outstanding under the 1996 Plan, and (C) 644,500 Company Stock Options are issued and outstanding under the 1997 Plan, (iii) Warrants to purchase an aggregate of 200,000 shares of Common Stock are issued and outstanding, and (iv) Non-Plan Options to purchase an aggregate of 75,000 shares of Common Stock are issued and outstanding. All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. Neither the Company nor any Company Subsidiary has any equity based compensation or issuance plan other than the Company Stock Plans. The Company holds no treasury shares. The Company is not under any obligation to register under the Securities Act any shares of capital stock of the Company or any other securities of the Company, whether currently outstanding or that may subsequently be issued.
          (b) Section 3.2(b) of the Company Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all holders of outstanding Company Stock Options, Warrants and Non-Plan Options, including the number of shares of the Common Stock subject to each such security, the date of grant, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share, the Tax status of such security under Section 422 of the Code (if applicable), the term of each such security and the Company Stock Plan from which such option was granted (if any). On the Closing Date, the Company shall deliver to Parent a revised Section 3.2(b) of the Company Disclosure Schedule setting forth the information required by this Section 3.2(b) as of the Closing Date.
          (c) Except as set forth in subsection (a) above, as of the date hereof, the Company does not have any shares of its capital stock issued or outstanding other than shares of Common Stock that have become outstanding after April 1, 2008 that were reserved for issuance pursuant to Company Stock Options, Warrants or Non-Plan Options outstanding as of April 1, 2008 as set forth in subsection (a) above, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary. The Company has not declared or paid any dividend or distribution in respect of the Common Stock, and has not issued, sold, repurchased, redeemed or otherwise acquired any Common Stock, and its Board of Directors has not authorized any of the foregoing.
          (d) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.
          (e) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or which are otherwise known to the Company with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries or granting any person the right to elect, or to designate or nominate for election, a director to the board of directors of the Company or any of its Subsidiaries.
     Section 3.3 Corporate Authority Relative to This Agreement; No Violation.
          (a) The Company has requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The Board of Directors of the Company at a duly held meeting has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement (the “Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Meeting. Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
          (b) The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”), other than (i) the filing of the Certificate of Merger, (ii) compliance with the applicable requirements of the Exchange Act, including the filing of the Proxy Statement, and (iii) the other consents and/or notices set forth on Section 3.3(b) of the Company Disclosure Schedule (collectively, clauses (i) through (iii), the “Company Specified Approvals”).
          (c) Assuming receipt of or compliance with the Company Specified Approvals and the receipt of the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease or agreement binding upon the

Company or any of its Subsidiaries or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries.
     Section 3.4 Reports and Financial Statements.
          (a) The Company has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2003 (the “Company SEC Documents”), each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, as of the date filed with the SEC, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Documents.
          (b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (if amended, as of the date of the last such amendment filed prior to the date hereof) comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
     Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required in all material respects by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2007, and such assessment concluded that such controls were effective.

     Section 3.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated audited balance sheet as of December 31, 2007 (the “Reference Date”) (or the notes thereto) as included in the Company SEC Documents, (b) for liabilities and obligations incurred in connection with or contemplated or permitted by this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the Reference Date and (d) for liabilities or obligations which have been discharged or paid in full, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than those which would not have a Company Material Adverse Effect.
     Section 3.7 Compliance with Law; Permits.
          (a) The Company and each of the Company’s Subsidiaries are in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have a Company Material Adverse Effect.
          (b) The Company and the Company’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any such Company Permit would not have a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have a Company Material Adverse Effect.
     Section 3.8 Employee Benefit Plans.
          (a) Section 3.8(a) of the Company Disclosure Schedule lists all Company Benefit Plans. “Company Benefit Plans” means all employee, consultant or director compensation and/or benefit plans, programs, policies, agreements, or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA), employee loan programs, other equity compensation awards, profit-sharing arrangements, other paid-time-off programs, health benefit plans, insurance arrangements covering employees, consultants and directors, in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries under which any current or former employee, director or consultant of the Company, any Subsidiary or any other ERISA Affiliate has any current or future rights to benefits; provided that “Company Benefit Plans” shall not include any Company Foreign Plans. For purposes of this Agreement, the term “Company Foreign Plan” shall refer to each plan, program or contract that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as a Company Benefit Plan had it been a United States plan, program or contract, and the term “ERISA Affiliate” shall mean any entity (whether or not incorporated) which is a member of a controlled group which includes the Company or any Subsidiary or which is under common control with any of the Company or any Subsidiary within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a) (14) or (b) of ERISA. Neither the Company nor any Subsidiary has any Company Foreign Plans or any material liability with respect to any Company Foreign Plans which are no longer in existence.
          (b) The Company has heretofore made available to Parent true and complete copies of each of the Company Benefit Plans and certain related documents, including, but not limited to, (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto, and all related trust documents, administrative service agreements, group annuity contracts and group insurance contracts; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the most recent determination letter from the U.S. Internal Revenue Service (“IRS”) (if applicable) for such Company Benefit Plan; (iv) forms of award agreements, summary plan descriptions, prospectuses, and material communications to any employee regarding any Company Benefit Plans, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company or any Subsidiary; (v) the most recent IRS determination, opinion, notification and advisory letters, and the most recent applications and correspondence to or from the IRS or the U.S. Department of Labor (“DOL”) with respect to any such application or letter; and (vi) all material correspondence to or from any governmental agency relating to any Company Benefit Plan.
          (c) Each Company Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto. Each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan. None of the Company, the Subsidiaries or any ERISA Affiliate, sponsors, maintains or contributes to, and has never sponsored, maintained or contributed to, any employee pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code, any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), any plan maintained by more than one unrelated employer, or any “funded welfare plan” within the meaning of Section 419 of the Code. No Company Benefit Plan provides health that are not fully insured through an insurance contract. No Company Benefit Plan provides retiree medical or other retiree welfare benefits, other than coverage mandated by applicable Law. All contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due). Neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975, 4976 or 4980 of the Code. There are no pending, threatened or, to the knowledge of the Company, anticipated claims (other than claims for benefits in accordance with the terms of the Company Benefit Plans) by, on behalf of, against or with respect to any of the Company Benefit Plans or any trusts related thereto which could reasonably be expected to result in material liability of the Company or any of its Subsidiaries.
          (d) Except as set forth on Section 3.8(d) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, consultant or officer.
          (e) With respect to any Company Benefit Plan, the Company has received no notice that any administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other United States governmental agencies is in progress nor, to the knowledge of the Company, is any such investigation, audit or proceeding pending or threatened.
          (f) Section 3.8(f) of the Company Disclosure Letter lists each Person who the Company reasonably believes is, with respect to the Company, any Subsidiary and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date. There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any Subsidiary to which the Company and/or any Subsidiary is a party or by which the Company and/or any Subsidiary is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events prior to the Closing ), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162(m) of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or characterized as an excess “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law).
          (g) Each “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) to which the Company or any its Subsidiaries is a party has been administered in good faith compliance in all material respects with the requirements of Section 409A of the Code. The exercise price under all currently outstanding Company Stock Options, Warrants or Non-Plan Options is at least equal to the fair market value of the Company Common Stock on the date such Company Stock Options, Warrants or Non-Plan Options were granted.
     Section 3.9 Absence of Certain Changes or Events. From the Reference Date through the date of this Agreement, except as otherwise contemplated, required or permitted by this Agreement, (i) the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would require the consent of Parent under Section 5.1 of this Agreement. Since the Reference Date, there has not been any event or effect that has had a Company Material Adverse Effect.
     Section 3.10 Investigations; Litigation. (a) There is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries and (b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity.
     Section 3.11 Proxy Statement; Other Information. The proxy statement (including the letter to stockholders, notice of meeting and form of proxy, the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company will not, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing. No representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by Parent, Merger Sub or any of their affiliates specifically for inclusion or incorporation by reference therein.
     Section 3.12 Tax Matters.
          (a) As used in this Agreement, (i) “Taxes” means (A) any and all foreign, and U.S. federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added; (B) any liability for the payment of any amounts of the type described in clause (A) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (any of the foregoing, a “Consolidated Group”); and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor or a transferor or otherwise by operation of law; and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.
          (b) The Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are correct and accurate in all material respects. The Company and each of its Subsidiaries have paid all material Taxes required to be paid, whether or not shown as due on such Tax Returns. The unpaid Taxes of the Company and each of its Subsidiaries did not, as of the date of the most recent consolidated financial statements included in the Company SEC Documents, exceed the reserve for Tax liabilities set forth in such consolidated financial statements and will not exceed that reserve as adjusted for the passage of time up to the Effective Time.
          (c) The Company has made available to Parent or its legal or accounting representative copies of all foreign and U.S. federal and state income Tax and all state sales and use Tax Returns for the Company and each Subsidiary filed for all periods including and after the period ended December 31, 2003. No claim that has not been resolved has ever been made to the Company or any Subsidiary by an authority in a jurisdiction where neither the Company nor any Subsidiary files Tax Returns that any one of them is or may be subject to taxation by that jurisdiction.
          (d) Except for each other, neither the Company nor any of its Subsidiaries: (A) has ever been a member of a Consolidated Group; (B) has ever been a party to any Tax sharing, indemnification or allocation agreement, arrangement or understanding nor owes any amount under any such agreement; (C) is liable for the Taxes of any other person as a result of being or ceasing to be a member of a Consolidated Group, as a transferee or successor, by contract, by operation of law or otherwise; and (D) is currently a party to any joint venture, partnership or other arrangement that could be treated as a partnership for income Tax purposes.
          (e) Neither the Company nor any of its Subsidiaries has been notified of any request for an audit or other examination, nor is any taxing authority asserting in writing, or to the Company’s knowledge, threatening to assert, against the Company or any of its Subsidiaries any claim for Taxes. Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extensions of the period for the assessment or collection of any Tax. There are (and immediately following the Effective Time there will be) no Liens on any of the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes except for Liens for Taxes not yet due and payable. No material adjustment relating to any Tax Returns filed by the Company or any of its Subsidiaries (and no material claim by a taxing authority in a jurisdiction in which the Company or its Subsidiaries does not file Returns that the Company or any of its Subsidiaries may be subject to taxation by such jurisdiction) has been proposed, formally or, to the Company’s knowledge, informally, by any Tax authority to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has requested or received a ruling from any taxing authority or signed a closing or other agreement with any taxing authority which would reasonably be expected to have an adverse effect on the Company after the Effective Time.
          (f) Neither the Company nor any Subsidiary has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code or any similar provision of applicable law (i) occurring during the two-year period ending on the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
          (g) Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or any other applicable tax law, including any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).
          (h) Neither the Company nor any Subsidiary is a U.S. real property holding corporation within the meaning of Code Section 897(c)(2).
          (i) The Company will not be required in a period after the Effective Time to include any income or gain or exclude any deduction or loss from Taxable income as a result of any (i) change in method of accounting; (ii) closing agreement for Taxes; (iii) installment sale or open transaction disposition; or (iv) prepaid amount, that occurred before the Effective Time.
     Section 3.13 Labor Matters; Employees.
          (a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (ii) there are no strikes, lockouts, slowdowns or work stoppages in effect or, to the knowledge of the Company, threatened with respect to any employees of the Company or any of its Subsidiaries; and (iii) to the knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries.
          (b) Set forth on Section 3.13(b) of the Company Disclosure Letter is a list of all employees of the Company or each Subsidiary as of the date of this Agreement together with respect to each such employee (i) the employee’s base salary and (ii) any severance that would be due upon termination with or without cause of such employee (other than pursuant to Legal Requirements applicable to any Subsidiary which is formed or incorporated under the laws of a foreign jurisdiction). Section 3.13(b) of the Company Disclosure Letter also sets forth with respect to each Company employee accrued paid time off payable to each such employee as of March 31, 2008 and the rate at which such employee was entitled to accrue such paid time off as of the date of this Agreement.
          (c) The Company and each Subsidiary is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”) or any similar state or local law. In the past two years, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company; and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. The Company has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the Agreement Date.
          (d) Each of the Company and each Subsidiary is in compliance in all material respects with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of employees as exempt and non-exempt, and of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice. Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, the employment of each of the employees of the Company or any Subsidiary is “at will” (except for non-U.S. employees of the Company or any Subsidiary located in a jurisdiction that does not recognize the “at will” employment concept) and the Company and each Subsidiary does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees, except as set forth on Section 3.13(d) of the Company Disclosure Letter. The Company and each Subsidiary has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. Except as set forth on Section 3.13(d) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Company and/or any Subsidiary under any workers compensation plan or policy or for long term disability. Neither the Company nor any Subsidiary has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any Subsidiary and any of their respective employees, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity.
          (e) Each of the Company and each Subsidiary has (i) complied (and until the Closing will comply) with all applicable Laws relating to the payment, reporting and withholding of Taxes; (ii) within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Laws, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws (and under any similar foreign tax requirements); and (iii) timely filed or will timely file all withholding Tax Returns, for all periods through and including the Closing Date.
     Section 3.14 Intellectual Property.
          (a) Either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property (as defined below) used in their respective businesses as currently conducted or presently proposed to be conducted. As of the date hereof, there are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement or misuse by the Company or any of its Subsidiaries for their use of the Intellectual Property of the Company or any of its Subsidiaries. No Intellectual Property owned or exclusively licensed by the Company or a Subsidiary, and, to the knowledge of the Company, no Intellectual Property used by the Company or any Subsidiary, is subject to any outstanding order, judgment, settlement or stipulation that restricts the use, transfer or licensing thereof or may be reasonably expected to adversely affect the validity, use or enforceability thereof. To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe any intellectual property rights of any person. The Company and its Subsidiaries use the Intellectual Property of third parties only pursuant to valid and effective license agreements. For purposes of this Agreement, “Intellectual Property” shall mean all intellectual property, including without limitation, all (i) patents, inventions, trademarks, service marks, trade names, Internet domain names, copyrights, copyrightable works (including website content), designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) lists (including customer lists, customer or user data and advertising statistics), databases, processes, formulae, methods, schematics, technology and know-how, (iv) computer software, data and databases including, but not limited to, object code, source code, related documentation and all copyrights therein and (v) other tangible or intangible proprietary or confidential information and materials; and for the purposes of clarity, “Intellectual Property” includes intellectual property identified in clauses (i) through (v) of the preceding sentence which may be embodied in: computer software (including source code, object code, data, databases and related documentation), systems, processes, methods, devices, machines, designs or articles of manufacture (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, technology, proprietary information, specifications, flowcharts, blueprints, schematics, protocols, programmer notes, customer and supplier lists, pricing and cost information, business and marketing plans and proposals.
          (b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not result in the breach of, or create in any third party the right to terminate or modify, or result in the payment of any additional fees under, any Intellectual Property licenses set forth in Section 3.14(c) of the Company Disclosure Schedule. All Intellectual Property owned by the Company is fully transferable, alienable or licensable without restriction and without payment of any kind to any third party.
          (c) Section 3.14(c) of the Company Disclosure Schedule sets forth a complete and accurate list of:
          (i) all patented and registered Intellectual Property, and pending patent applications and disclosures or applications for registration of Intellectual Property, owned or filed by the Company or any of its Subsidiaries where such patent or registration has not expired or been abandoned within six (6) years prior to the Closing Date;
          (ii) all trade names, Internet domain names and material unregistered trademarks, material unregistered service marks and material unregistered copyrights (other than in Company Software, as defined below, and in computer software under (iv) below) owned by the Company or any of its Subsidiaries;
               (iii) all computer software products and service offerings that are currently licensed or distributed to third parties by the Company or any of its Subsidiaries, excluding Third Party Software (“Company Software”), listed by major point release;
               (iv) other than Company Software, all other material computer software developed and owned by the Company or its Subsidiaries for internal use (e.g., internally developed back office software, etc.), except where such owned software is a customization of generally commercially available software;
               (v) all licenses or similar agreements or arrangements, in effect as of the date hereof, pursuant to which the Company or any of its Subsidiaries embeds, integrates, redistributes, resells or otherwise sublicenses software in or with the Company Software (“Third Party Software”), including a description of the relationship of such Third Party Software to the Company Software and the royalty or fee for such Third Party Software that has been paid by the Company or its Subsidiaries to the licensor of such Third Party Software if any, where, for each license, the total aggregate payments made for each such license for Third Party Software has exceeded $1,000 since January 1, 2004 or such Third Party Software is otherwise not “off the shelf” software licensed through a click through or shrink wrap license;
               (vi) all settlement agreements entered into by the Company or its Subsidiaries relating to Intellectual Property;
               (vii) any consent, coexistence, or similar agreement restricting Company from using or enforcing Intellectual Property owned by Company or any Subsidiary;
               (viii) all intellectual property agreements where indemnification obligations are the principal subject matter of the agreement,
               (ix) all agreements pursuant to which any domain names, driver databases or Company Software (or any portion thereof) that was owned or developed by any third party (other than the Company’s employees, consultants, contractors or Subsidiaries), including any domain names, driver databases or Company Software (or any portion thereof) that acquired upon the acquisition of another corporation or other entity by merger, share exchange consolidation or otherwise (collectively, “Acquired Software”) was acquired by the Company or any of its Subsidiaries, and
               (x) all licenses or similar agreements or arrangements, in effect as of the date hereof, which contain a fully paid-up license (i.e. a license for a one-time payment with unlimited or long term rights to use and/or distribute) to any Company Software or other Company Intellectual Property.
               The Company and its Subsidiaries own and possess all right, title and interest in and to the items listed in clauses (i) through (iv) above in this Section 3.14(c), except for any portion of Company Software that is Third Party Software, for which the Company or its Subsidiaries have valid and enforceable licenses to distribute. Neither the Company nor any subsidiary, nor any licensor, is in breach of any license agreement relating to any Third Party Software.
               (d) Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, all patents and registrations for trademarks, service marks and copyrights which are described in Section 3.14(c) of the Company Disclosure Schedule are valid and subsisting and have not expired or been cancelled or abandoned. To the knowledge of the Company, no third party is infringing, violating or misappropriating any of the Company Intellectual Property; no claims have been made against a third party by the Company or its Subsidiaries; and the Company and its Subsidiaries are not aware of any facts that indicate a likelihood of any of the foregoing.
               (e) Section 3.14(e)-1 of the Company Disclosure Schedule identifies (i) all current and former executive officers and current and former employees, whether or not such officers or employees had a role in the development of the Company’s current products, including the Company Software, and Intellectual Property and (ii) all consultants and contractors that presently have or have had a role in the development of the Company’s current products, including any portion or component of the Company Software, and Intellectual Property. The Company takes and has taken commercially reasonable steps to protect and preserve its rights in any proprietary Intellectual Property (including executing confidentiality and intellectual property assignment agreements (i) with all current and former executive officers and current and former employees, whether or not such officers or employees had a role in the development of the Company’s current products, including the Company Software, and Intellectual Property and (ii) with all consultants and contractors that presently have or have had a role in the development of the Company’s current products, including the Company Software, and Intellectual Property). No prior or current employee or officer or any prior or current consultant or contractor of the Company or any of its Subsidiaries has asserted or has any ownership in any Intellectual Property used by the Company or its Subsidiaries in the operation of their respective businesses (except for development agreements entered into with consultants and contractors in the ordinary course of business where the Company or any of its Subsidiaries was provided a license including terms sufficient to conduct the business of the Company or any of its Subsidiaries as needed by such consultants or contractors). The Company has taken commercially reasonable steps to verify that (x) all current and former executive officers, employees, consultants and contractors of any entity that is party to an agreement listed in Section 3.14(c)(ix) of the Company Disclosure Schedule (other than the Company, the Subsidiaries and their respective employees, consultants and contractors) that had a role in the development of the Acquired Software have executed confidentiality and intellectual property assignment agreements with such parties and that (y) such third parties’ rights were effectively assigned to the Company or its Subsidiaries. Except as set forth in Section 3.14(e)-2 of the Company Disclosure Schedule, none of the entities or individuals described in the preceding sentence have asserted or have any ownership in any Intellectual Property used by the Company or its Subsidiaries in the operation of their respective businesses. Except as set forth in Section 3.14(e)-3 of the Company Disclosure Schedule, all customizations of the Company Software (excluding any Third Party Software) developed by the Company or any of its Subsidiaries are owned by the Company or such Subsidiary.

               (f) The Company Software does not contain any open source or other software licensed to the Company free of charge with accompanying source code. The distribution or licensing of the Company Software, including any Third Party Software incorporated herein, in the ordinary course of business, is not governed, in whole or in part, by the terms of the GNU General Public License or any license requiring the Company to disclose source code to any of the Company Software. Except for employees, contractors and consultants engaged in the development of Company Software, only the object code relating to any Company Software has been disclosed to any third party. No third party has asserted any right to access any source code for any Company Software and no source code licensed to persons as set forth in Section 3.14(f) of the Company Disclosure Schedule is material to the current business of the Company or any of its Subsidiaries. The Company has obtained representations, warranties and indemnities from the transferring party relating to title to any Company Software that the Company has acquired title to in connection with any prior acquisitions. To the knowledge of the Company, there are no viruses, worms, Trojan horses or similar malicious programs in the Company Software. The Company is in possession of the source code and object code for all Company Software and other material related thereto reasonably necessary for the use, maintenance, enhancement, development and exploitation of such software as currently used in, or currently under development for, the business, including without limitation, installation and user documentation, engineering specifications, flow charts, and know-how. The computer software, computer firmware, computer hardware (whether general purpose or special purpose), and other similar or related items of automated, computerized and/or software system(s) that are used or relied on by the Company and its Subsidiaries in the current conduct of its business is sufficient for the current needs of such business.
               (g) Neither the Company nor any of its Subsidiaries has licensed any of the Intellectual Property, including the Company Software, owned by the Company and its Subsidiaries to any third party on an exclusive basis, nor has the Company or any of its Subsidiaries entered into any contract limiting its ability to exploit fully any of such Intellectual Property, including the Company Software.
               (h) Except for the fees identified in Section 3.14(h) of the Company Disclosure Schedule, no licensing fees, royalties, profit participations, or other payments are due or payable by the Company or any Subsidiary in connection with any Intellectual Property, other than maintenance fees. No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property.
               (i) The Company and its Subsidiaries have collected and maintained any customer data in accordance with their privacy policies and protection procedures which are reasonably adequate for protection customarily used in the industry to protect rights of like importance.
               (j) In each case in which the Company or any of its Subsidiaries has acquired any Intellectual Property from any person, the Company or its Subsidiary, as applicable, has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to all such Intellectual Property to the Company or its Subsidiaries. The Company or its Subsidiaries has recorded each such assignment of registered Intellectual Property assigned to the Company or any of its Subsidiaries with the relevant governmental entity in accordance with applicable laws and regulations in each jurisdiction in which such assignment is required to be recorded.
               (k) All products and services provided by the Company or any of its Subsidiaries conform and will conform in all material respects to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers.
               (l) If the Company or any of its Subsidiaries has exported any products, or any technical information or other technology within its control, it has done so in all respects as required by the U.S. export laws and regulations and promulgated and enforced by the Bureau of Export Administration.
               (m) All forms of end user license agreements currently used by the Company on a routine basis and in the ordinary course of its business are set forth in Section 3.14(m) of the Company Disclosure Schedule.
               (n) The Company and its Subsidiaries have no unpaid obligations, contingent or non-contingent, matured or unmatured, whether or not currently due and payable, to any third party for any royalty, commission or other revenue sharing payments except obligations incurred in the ordinary course of the Company’s business that (i) were accrued of the Company’s business in or after the calendar month immediately preceding the date hereof and (ii) do not exceed $25,000 in the aggregate.
               (o) The Company and its Subsidiaries have no unpaid obligations, contingent or non-contingent, matured or unmatured, whether or not currently due and payable, to any third party with respect to any Acquired Software (as defined above).
     Section 3.15 Real Property. Section 3.15 of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property owned, leased, subleased or licensed by the Company or any of its Subsidiaries. The Company or a Subsidiary of the Company owns and has valid title to all of its owned real property and has valid leasehold interests in all of its leased properties, free and clear of all Liens (except for Permitted Liens and all other title exceptions, changes, defects, easements, restrictions, encumbrances and other matters, whether or not of record, which do not materially affect the continued use of the applicable property for the purposes for which such property is being used by the Company or a Subsidiary of the Company.
     Section 3.16 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Sanli, Pastore and Hill (“Sanli”), dated as of the date of this Agreement, substantially to the effect that, as of such date, the Merger Consideration is fair to the holders of the Common Stock (other than certain affiliates of the Company) from a financial point of view.
     Section 3.17 Required Vote of the Company Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is the only vote of holders of securities of the Company which is required to adopt this Agreement and approve the Merger (the “Company Stockholder Approval”).
     Section 3.18 Contracts.
          (a) For purposes of this Agreement, “Company Specified Contract” shall mean:
               (i) any “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K under the Securities Act and the Exchange Act) with respect to the Company;
               (ii) any indemnification, employment, consulting or other contract with (x) any member of the Board of Directors of the Company, or (y) any executive officer of the Company or any Subsidiary other than those contracts terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to the Company or any such Subsidiary;
               (iii) any contract containing any covenant (A) limiting the ability of the Company or any of its Subsidiaries to engage in any line of business or compete with any person or solicit the employees of another person, (B) granting any exclusive rights to make, sell or distribute the Company’s or it’s Subsidiaries’ products or (C) granting “most favored nation” pricing status to any person;
               (iv) any contract (i) relating to the disposition or acquisition by the Company or any of its Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business or (ii) pursuant to which the Company or any of its Subsidiaries has any ownership interest in any other person or other business enterprise other than the Subsidiaries;
               (v) any contract to provide source code into any escrow or to any third party (under any circumstances) for any product or technology of the Company and its Subsidiaries;
               (vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements, promissory notes or other contracts relating to the borrowing of money, extension of credit or other indebtedness, other than accounts receivables and payables in the ordinary course of business or any contract relating to the mortgaging, pledging or otherwise placing a Lien on any material asset or group of assets of the Company or any of its Subsidiaries;
               (vii) any settlement agreement entered into within three (3) years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the routine cessation of such employee’s or independent contractor’s employment or association with the Company or (B) settlement agreements for cash only (which has been paid) in an amount not exceeding $10,000;

               (viii) any contract under which the Company or any of its Subsidiaries has received or granted a license relating to any Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, other than non-exclusive licenses extended to customers, clients, distributors or other resellers in the ordinary course of business;
               (ix) any material partnership or joint venture agreement to which the Company or any of its Subsidiaries is a party; and
               (x) the agreements listed in Section 3.14(c)(ix) of the Company Disclosure Schedule.
          (b) Section 3.18(b) of the Company Disclosure Schedule sets forth a list of all Company Specified Contracts as of the date hereof.
          (c) Neither the Company nor any Subsidiary of the Company is in material breach of or default under the terms of any Company Specified Contract. To the knowledge of the Company, no other party to any Company Specified Contract is in material breach of or default under the terms of any Company Specified Contract. Each Company Specified Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except the Bankruptcy and Equity Exception. Except as set forth in Section 3.18(c) of the Company Disclosure Schedule, each contract, agreement, commitment or undertaking that is described by Sections 3.14(c), (g), (h) or (n) hereof or that otherwise constitutes a Company Specified Contract hereunder is in written form.
     Section 3.19 Finders or Brokers. Neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.
     Section 3.20 State Takeover Statutes. Assuming the accuracy of the representations and warranties in Section 4.6, the approval of the Board of Directors of the Company of this Agreement and the transactions contemplated hereby is the only action necessary to render inapplicable (to the extent otherwise applicable) to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” set forth in Section 203 of the DGCL and, to the knowledge of the Company, similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” laws.
     Section 3.21 Insurance.
          (a) Section 3.21(a) of the Company Disclosure Schedule sets forth a list of each insurance policy and all material claims made under such policies that have been paid since January 1, 2004. The Company maintains policies of insurance against loss relating to its and its Subsidiaries’ business, assets and operation and each such policy is in full force and effect (“Company Insurance Policies”). All premiums due and payable under the Company Insurance Policies have been paid on a timely basis and the Company and its Subsidiaries are in compliance in all material respects with all other terms thereof. Complete and correct copies of the Company Insurance Policies have been made available to Parent.
          (b) Neither the Company nor any of its Subsidiaries has received notice from any insurance carrier regarding: (i) any cancellation or invalidation of such insurance; or (ii) refusal of any coverage or rejection of any material claim under any Company Insurance Policies.
     Section 3.22 Environmental Matters.
          (a) The Company is in material compliance with all Environmental Laws (as defined below), which compliance includes the possession by the Company and its Subsidiaries of all material permits required under all Environmental Laws and compliance with the terms and conditions thereof.
          (b) The Company has not received any written communication, whether from a Governmental Entity or other Person, that alleges that either the Company or any of its Subsidiaries is not in compliance with any Environmental Laws or any material permits required under any applicable Environmental Law, or that it is liable under any Environmental Law, or that it is responsible (or potentially responsible) for the remediation of any Materials of Environmental Concern (as defined below) at, on or beneath its facilities or at, on or beneath any land adjacent thereto or any other property, and, to the knowledge of the Company, there are no conditions existing at such facilities that would reasonably be expected to prevent or interfere with such full compliance or give rise to such liability in the future. The Company has no knowledge of any condition at any of the properties leased by the Company or any of its Subsidiaries that would reasonably be expected to have a Company Material Adverse Effect.
          (c) To the knowledge of the Company, there are no past or present facts, circumstances or conditions, including the release of any Materials of Environmental Concern, that could reasonably be expected to give rise to any liability or result in a claim against the Company or any of its Subsidiaries under any Environmental Law, except as would not reasonably be expected to have a Company Material Adverse Effect.
          (d) The Company has made available to Parent true, complete and correct copies of all of the Company’s (and its Subsidiaries’) environmental audits, assessments and documentation regarding environmental matters pertaining to, or the environmental condition of, its facilities or the compliance (or non-compliance) by the Company and its Subsidiaries with any Environmental Laws.
          (e) To the knowledge of the Company, none of the facilities used by the Company or its Subsidiaries has been a site for the use, generation, manufacture, discharge, assembly, processing, storage, release, disposal or transportation to or from of any Materials of Environmental Concern, except for Materials of Environmental Concern used in the ordinary course of business of the Company and its Subsidiaries, all of which Materials of Environmental Concern, to the knowledge of the Company, have been stored and used in compliance with all material permits and Environmental Laws, except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect.

          (f) Neither the Company nor any of its Subsidiaries is the subject to any federal, state, local or private litigation, proceedings, administrative action, or, to the knowledge of the Company, investigation involving a demand for damages or other potential liability under any Environmental Laws, and neither the Company nor any of its Subsidiaries has received or is subject to any order or decree of any Governmental Entity relating to a violation of Environmental Laws, except for any such litigation, proceeding, administrative action, investigation, liability, order, decree or violation that would not reasonably be expected to have a Company Material Adverse Effect.
          (g) To the knowledge of the Company, no underground storage tank or surface impoundments exist on any property currently owned or leased by the Company or any of its Subsidiaries.
          (h) As used in this Agreement, “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, “Environmental Law” shall mean any Law existing and in effect on the date hereof relating to pollution or protection of the environment, including any statute or regulation pertaining to the (i) manufacture, processing, use, distribution, management, possession, treatment, storage, disposal, generation, transportation or remediation of Materials of Environmental Concern; (ii) air, water and noise pollution; (iii) the protection and use of surface water, groundwater and soil; (iv) the release or threatened release into the environment of hazardous substances, or solid or hazardous waste, including emissions, discharges, releases, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) the conservation, management, or use of natural resources and wildlife, including all endangered and threatened species; (vi) aboveground or underground storage tanks, vessels, and containers; and (vii) abandoned, disposed of or discarded barrels, tanks, vessels and containers and other closed receptacles; and “Materials of Environmental Concern” shall mean any substance defined as hazardous, toxic or a pollutant under any Environmental Law, and petroleum or petroleum byproducts, including medical or infectious waste, radioactive material and hazardous waste.
     Section 3.23 Transactions with Affiliates. Except as set forth on Section 3.23 of the Company Disclosure Schedule, there are no current Contracts or transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of any class of the voting securities of the Company or (iii) Affiliate or family member of any such officer, director or record or beneficial owner, in each case except for transactions involving routine advances for business expenses in the ordinary course of business consistent with past practices.
     Section 3.24 Full Disclosure. No representation or warranty by the Company in this Agreement or in any certificate furnished or to be furnished by the Company to Parent pursuant to the provisions hereof, as such information may be modified by the Company Disclosure Schedule, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made and as of the date so mad, in order to make the statements herein or therein not misleading.

     Section 3.25 Books and Records. The Company has made available to Parent true, correct and complete copies of each document that has been requested by Parent or its counsel in connection with their legal and accounting review of the Company and its Subsidiaries (other than any such document that does not exist or is not in the Company’s possession or subject to its control). Without limiting the foregoing, the Company has or made available to Acquiror complete and correct copies of (a) all documents identified on the Company Disclosure Letter, (b) the Certificate of Incorporation and Bylaws or equivalent organizational or governing documents of the Company and each of its Subsidiaries, each as currently in effect, (c) the minute books containing records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors and shareholders of the Company and each of its Subsidiaries for the ten (10) year period preceding the date of this Agreement, which minute books contain an accurate summary of all material matters discussed at all meetings of directors and shareholders or actions by written consent during the ten (10) year period preceding the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects, and (d) the stock records reflecting all stock issuances and transfers and all outstanding stock option and warrant grants and agreements of the Company and each of its Subsidiaries.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Except as disclosed in the forms, documents and reports required to be filed or furnished prior to the date hereof by Parent with the SEC since January 1, 2007 (the “Parent SEC Documents”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
     Section 4.1 Qualification, Organization, Subsidiaries, etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have a Parent Material Adverse Effect. As used in this Agreement, any reference to any fact, circumstance, event, effect or change that would prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, but shall not include events or effects relating to or resulting from (A) changes in general economic or political conditions that do not disproportionately impact Parent and its Subsidiaries, taken as a whole; (B) changes or developments in the industries in which Parent and its Subsidiaries operate to the extent such changes or developments do not disproportionately impact Parent (and its Subsidiaries, taken as a whole) relative to its competitors, or (C) changes in Law (a “Parent Material Adverse Effect”).

     Section 4.2 Corporate Authority Relative to This Agreement; No Violation.
          (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub, and, except for the adoption of this Agreement by Parent as the sole stockholder of Merger Sub and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
          (b) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger by Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) compliance with the applicable requirements of the Exchange Act, and (iii) adoption of this Agreement by Parent as the sole stockholder of Merger Sub (collectively, clauses (i) through (iii), the “Parent Approvals”).
          (c) Assuming compliance with or receipt of the Parent Approvals, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have a Parent Material Adverse Effect.
     Section 4.3 Investigations; Litigation. (a) There is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which would have a Parent Material Adverse Effect, and (b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to Parent’s knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case which would have a Parent Material Adverse Effect.
     Section 4.4 Proxy Statement; Other Information. None of the information provided by Parent or its Subsidiaries to be included in the Proxy Statement will, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is made by Parent with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by the Company, any Subsidiary of the Company or any of their affiliates specifically for inclusion or incorporation by reference therein.
     Section 4.5 Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has no outstanding option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.
     Section 4.6 Certain Arrangements. There are no contracts, agreements, arrangements or understandings between Parent or Merger Sub, on the one hand, and any member of the Company’s executive officers or directors identified on Schedule 8.14(a), on the other hand, as of the date hereof that relate in any way to the Company or the transactions contemplated by this Agreement. Prior to the Board of Directors of the Company approving this Agreement, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the DGCL, neither Parent nor Merger Sub, alone or together with any other Person, was at any time, or became, an “interested shareholder” thereunder or has taken any action that would cause any anti-takeover statute under the DGCL to be applicable to this Agreement, the Merger, or any transactions contemplated by this Agreement.
     Section 4.7 Finders or Brokers. Neither Parent nor Merger Sub has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.
     Section 4.8 Availability of Funds. Parent currently has, and at all times for payment thereof pursuant to the terms of this Agreement will have, sufficient available funds in cash or cash equivalents to pay the Merger Consideration.

ARTICLE V
COVENANTS AND AGREEMENTS
     Section 5.1 Conduct of Business by the Company.
          (a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent, or (iii) as may be contemplated, required or permitted by this Agreement, the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice.
          (b) Subject to the exceptions contained in clauses (i) through (iii) of Section 5.1(a), the Company agrees with Parent that between the date hereof and the Effective Time, without the prior written consent of Parent of this Section 5.2(b)), the Company:
          (i) shall not, and shall not permit (subject to legal or contractual obligations) any of its Subsidiaries that is not wholly owned to, authorize, set-aside or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or such Subsidiaries), except dividends and distributions paid or made on a pro rata basis by such Subsidiaries;
          (ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;
          (iii) shall not, and shall not permit any of its Subsidiaries to, purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;
          (iv) except as required by existing written agreements or Company Benefit Plans, or as otherwise required by applicable Law, shall not, and shall not permit any of its Subsidiaries to, (A) increase the compensation or other benefits payable or provided to the Company’s officers, directors or the individuals listed on Schedule 6.3(j) hereto, (B) increase the compensation or other benefits payable to the Company’s employees (other than officers, directors and the individuals listed on Schedule 6.3(j) hereto), other than salary increases granted on or about the anniversary date of each such employee’s hire date with the Company, in each case not in excess of 10% of such employee’s then current salary and which increase is granted in the ordinary course of business and consistent with the Company’s past practices; (C) enter into or amend any employment, change of control, severance or retention agreement with any officer, director or employee of the Company; or (D) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as is required to comply with Section 409A of the Code;

               (v) shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans to any of its officers or directors (other than routine advances for business expenses in the ordinary course of business consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons;
               (vi) shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its certificate of incorporation or by-laws or similar applicable charter documents;
               (vii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, issuance, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities, other than issuances of shares of Common Stock in respect of any exercise of Company Stock Options, Warrants or Non-Plan Options outstanding on the date hereof;
               (viii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;
               (ix) shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its properties or assets, including the capital stock of Subsidiaries, except for (A) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries and (B) software license transactions with end users of Company Software that are entered into in the ordinary course of the Company’s business on a form of end user license agreement set forth in Section 3.14(m) of the Company Disclosure Schedule without material deviation;
               (x) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, purchase or acquire any properties or assets having a value in excess of $10,000 in the aggregate, except pursuant to existing agreements in effect prior to the execution of this Agreement and set forth on Section 5.1(b)(x) of the Company Disclosure Schedule;
               (xi) acquire by merger or consolidation or by any other means, any business, whether a corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof;
               (xii) shall not incur, assume, guarantee, or become obligated with respect to any indebtedness for borrowed money except for (A) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries; (B)

indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement; and (C) indebtedness for borrowed money (other than indebtedness incurred in accordance with clauses (A) and (B) incurred in the ordinary course of business consistent with past practice, not to exceed $10,000 in the aggregate;
               (xiii) shall not enter into, renew or amend in any material respect any transaction, agreement, arrangement or understanding between (A) the Company or any of its Subsidiaries, on the one hand; and (B) any affiliate of the Company (other than any of the Company’s Subsidiaries), on the other hand, of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;
               (xiv) shall not, and shall not permit any Subsidiary to, enter into, or materially amend or modify any Company Specified Contract or waive, release, grant, assign or transfer any of its material rights or claims thereunder;
               (xv) shall not, and shall not permit any Subsidiary to, enter into enter into or materially amend or modify any license, agreement or arrangement relating to any Intellectual Property, other than in the ordinary course of business consistent with past practice,
               (xvi) shall not waive, release, assign, settle or compromise any claim, action or proceeding or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount, in each case, other than those which are, in the aggregate, not material and which are made, done or given in the ordinary course of business consistent with past practice;
               (xvii) shall not make any change in any method of financial accounting or make any material tax election other than changes required by GAAP or applicable Law;
               (xviii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions;
               (xix) shall not issue, amend or accelerate the vesting of any Company Stock Option, Warrant or Non-Plan Option, other than pursuant to acceleration provisions that were in effect prior to the date of this Agreement; and
               (xx) shall not amend or accelerate the vesting of any benefit or arrangement described in Section 3.8(d) hereof, or terminate the employment or consultancy of any person under circumstances that would give rise to an obligation on the part of the Company, the Subsidiaries of the Company, Parent or the Surviving Corporation to make any payment or confer any benefit described in Section 3.8(d).
     Section 5.2 Access.
          (a) The Company shall afford to Parent and to its officers, directors, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours throughout the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ properties, contracts, commitments, books and records. In addition, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent (x) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (y) all other information concerning its business, finances, operations, properties, assets and personnel as Parent may reasonably request.
          (b) Each of the Company and Parent hereby agree that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be subject to the Mutual Non-Disclosure Agreement, dated as of February 21, 2008, between the Company and Parent (the “Confidentiality Agreement”).
     Section 5.3 No Solicitation.
          (a) Subject to Section 5.3(b), the Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall direct its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiries, proposals or offers (including any proposal from or offer to the Company’s stockholders) with respect to, or the making or completion of, an Alternative Proposal or any inquiry, proposal or offer (including any proposal from or offer to the Company’s stockholders) that is reasonably likely to lead to an Alternative Proposal; (ii) engage, continue or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, or have any discussions (other than to state that they are not permitted to have discussions and to refer to this Agreement) with any person relating to, or that is reasonably likely to lead to, an Alternative Proposal; (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal; (iv) execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal; or (v) resolve to propose or agree to do any of the foregoing; provided, however, it is understood and agreed that any determination or action by the Board of Directors of the Company permitted under Section 5.3(b) or (c), or Section 7.1(g), shall not, in and of itself, be deemed to be a breach or violation of this Section 5.3(a) or, in the case of Section 5.3(b), give Parent a right to terminate this Agreement pursuant to Section 7.1(i).
          (b) Notwithstanding anything to the contrary in Section 5.3(a), at any time prior to the Company Stockholder Approval, the Company may, in response to an unsolicited bona fide written Alternative Proposal received after the date hereof (so long as such Alternative Proposal did not result from a breach by the Company or any Representative of this Section 5.3), (i) contact the person or group making such Alternative Proposal and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to consummation, so as to determine whether such Alternative Proposal is reasonably likely to result in a Superior Proposal and (ii) if the Board of Directors of the Company determines, in good faith, after consultation with its outside counsel and financial advisors, that such Alternative Proposal constitutes or is reasonably expected to lead to a Superior Proposal, the Company may thereafter (A) furnish non-public information with respect to the Company and its Subsidiaries to the person or group making such Alternative Proposal and their Representatives and potential debt and equity financing sources pursuant to a customary confidentiality agreement, and (B) participate in discussions or negotiations with such person or group and their respective Representatives regarding such Alternative Proposal; provided, however, that the Company shall provide or make available to Parent (subject to the Confidentiality Agreement) any material non-public information concerning the Company or any of its Subsidiaries that is provided to the person making such Alternative Proposal or its Representatives which was not previously provided or made available to Parent.
          (c) Except as set forth in Section 7.1(g) or this Section 5.3(c), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, the Recommendation; (ii) approve or recommend any letter of intent, agreement in principle, acquisition agreement, option agreement or similar agreement constituting or relating to, or that is intended to be or would reasonably be likely to result in, any Alternative Proposal; or (iii) approve or recommend, or publicly propose to approve, endorse or recommend, any Alternative Proposal. Notwithstanding the foregoing, if, prior to receipt of the Company Stockholder Approval, the Board of Directors of the Company determines in good faith that an unsolicited bona fide written Alternative Proposal received by the Company constitutes a Superior Proposal (after complying with, and giving effect to any commitments made by Parent pursuant to Section 7.1(g)), the Board of Directors of the Company or any committee thereof may withdraw, modify or qualify its Recommendation (a “Change of Recommendation”).
          (d) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors of the Company to make such disclosure would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law.
          (e) The Company promptly (and in any event within 24 hours) shall advise Parent orally and in writing of (i) any inquiries, proposals or offers reasonably expected to lead to an Alternative Proposal, (ii) any request for information relating to the Company or its Subsidiaries reasonably expected to be related to an Alternative Proposal and (iii) any inquiry or request for discussion or negotiation that would reasonably be expected to result in an Alternative Proposal, including in each case the identity of the person making any such Alternative Proposal, indication, inquiry, offer or request and the material terms and conditions of any such Alternative Proposal, indication, inquiry or offer. The Company shall keep Parent reasonably informed on a reasonably current basis of the status (including any material changes to the terms thereof) of any such discussions or negotiations regarding any such Alternative Proposal, indication, inquiry or offer or any material developments relating thereto (the Company agreeing that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent but it being agreed that the third parties’ financing sources may impose confidentiality restrictions on the Company with respect to their proposed financing).
          (f) As used in this Agreement, “Alternative Proposal” shall mean any bona fide proposal or offer made by any person for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the acquisition by any person of twenty percent (20%) or more of the consolidated total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, or (iii) the acquisition by any person of twenty percent (20%) or more of the number of outstanding shares of Common Stock.
          (g) As used in this Agreement, “Superior Proposal” shall mean an Alternative Proposal that the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the Company’s Board of Directors considers to be appropriate, to be more favorable to the Company and its stockholders than the transactions contemplated by this Agreement; provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Alternative Proposal shall be deemed to be references to “50%.”
     Section 5.4 Filings; Other Actions.
          (a) As soon as reasonably practicable following the execution of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement, the Company shall permit Parent reasonable opportunity to review the Proxy Statement (including any amendments or supplements thereto) and Parent and the Company shall cooperate with each other in connection with the preparation of the Proxy Statement. The Company will use its commercially reasonable efforts to have the Proxy Statement amended to respond to any comments of the SEC as soon as reasonably practicable after the resolution of such comments. The Company shall notify Parent promptly upon receipt of any comments from the SEC or any other government officials for amendments or supplements to the Proxy Statement, shall supply Parent with copies of all correspondence between the Company or any of its officials, on the one hand, and the SEC or any other government officials, on the other hand, with respect to the Proxy Statement and shall consider in good faith the views of Parent in connection with such correspondence and the Proxy Statement. The Company will cause the Proxy Statement to be mailed to the Company’s stockholders promptly after the Proxy Statement is cleared by the staff of the SEC. If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company. Notwithstanding the foregoing, the Company shall not file with the SEC or mail to its stockholders the Proxy Statement, any amendment thereto, any other soliciting material or any such other documents without providing Parent a reasonable opportunity to review and comment on such documents.

          (b) Subject to the other provisions of this Agreement, including without limitation Section 7.1, the Company shall (i) take all action necessary in accordance with the DGCL and its certificate of incorporation and by-laws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”), and (ii) subject to a Change of Recommendation in accordance with Section 5.3(c), use reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and approval of the transactions contemplated hereby.
          (c) Notwithstanding Section 5.4(a) or (b), if on a date for which the Company Meeting is scheduled (the “Original Date”), the Company has not received proxies representing a sufficient number of shares of Common Stock to adopt this Agreement, whether or not a quorum is present, the Company shall have the right to postpone or adjourn the Company Meeting to a date which shall not be more than 45 days after the Original Date. If the Company continues not to receive proxies representing a sufficient number of shares of Common Stock to approve the Merger, whether or not a quorum is present, the Company may make one or more successive postponements or adjournments of the Company Meeting as long as the date of the Company Meeting is not postponed or adjourned more than an aggregate of 45 days from the Original Date in reliance on this subsection. In the event that the Company Meeting is adjourned or postponed as a result of applicable Law, including the need to supplement the Proxy Statement, any days resulting from such adjournment or postponement shall not be included for purposes of the calculations of numbers of days pursuant to this Section 5.4.
     Section 5.5 Employee Matters.
          (a) Prior to the Effective Time, the Company (including, if applicable, the Board of Directors of the Company) shall take such action and adopt such resolutions as shall be necessary to terminate the Company Benefit Plans (including, for avoidance of doubt, the Company’s 401(k) Plan) and any Company Foreign Plans, effective immediately prior to the Effective Time.
          (b) The Company shall cooperate and work with Parent to help Parent identify employees of the Company to whom Parent may elect to offer continued employment with the Surviving Corporation or Parent. As of the date hereof, Parent anticipates that it will offer continued employment to all current employees of the Company. With respect to any employee of the Company who receives an offer of employment from Parent, the Company shall assist Parent with its efforts to enter into an offer letter and a CIIA with such employee (each such employee who remains an employee as of the Effective Time and executes and delivers to Parent an offer letter and CIIA at or prior to the Closing Date, a “Continuing Employee”) as soon as practicable after the date hereof and in any event prior to the Closing Date. Notwithstanding any of the foregoing, neither Parent nor Merger Sub (including the Surviving Corporation) shall have any obligation to make an offer of employment to any employee of the Company. Effective as of immediately prior to the Closing, the Company shall terminate the employment of each of those Company employees who are not Continuing Employees (the “Designated Employees”) and shall seek, and use its commercially reasonable efforts to obtain, customary releases from all Designated Employees, which releases shall be in such form as is reasonable acceptable to Parent. The Company shall obtain confirmatory assignments of Intellectual Property from such current and former employees and independent contractors and consultants as Parent may reasonable request, in each case in a form that is reasonable acceptable to Parent.
          (c) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Continuing Employees after the Effective Time (the “New Plans”), no Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time other than with respect to calculating the rate of paid-time-off accrual under Parent’s policies in effect from time to time. However, and without limiting the generality of the foregoing, and to the extent permitted by any applicable insurance or services provider only, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans, and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Company Benefit Plan in which such Continuing Employee participated immediately before the consummation of the Merger ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
     Section 5.6 Efforts.
          (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) obtaining all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Company Specified Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.
          (b) Subject to applicable legal limitations and the instructions of any Governmental Entity, the Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions.
          (c) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and the other transactions contemplated by this Agreement.
     Section 5.7 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby after the date hereof, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby. Nothing in this Section 5.7 shall be construed to permit Parent or Merger Sub to do any act that would otherwise constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement.
     Section 5.8 Public Announcements. The Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement, comment or filing prior to the issuance of such press release or other public statement or comment or the making of any filing relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment, or make any such filing, prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the parties will use their commercially reasonable efforts to reach mutual agreement as to the language of any such press release or other public statement, comment or filing; provided, however, that this Section 5.8 shall not restrict Parent from discussing or answering questions regarding this Agreement or the transactions contemplated herein in connection with Parent’s earnings conference call.
     Section 5.9 Indemnification and Insurance.
          (a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement in effect on the date hereof shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificates of incorporation and by-laws or similar organization documents as in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees as in effect on the date hereof, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries. From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.9.
          (b) On the terms and subject to the conditions of this Section 5.9(b), Parent shall, or cause the Surviving Corporation to, obtain, prior to the Effective Time, a directors’ and officers’ liability insurance policy with respect to the Company (the “D&O Policy”); provided, however, that in the event that the D&O Policy is not available on all of the terms contemplated by this Section 5.9(b) for less than an aggregate cost of $100,000.00, Parent shall instead obtain such coverage as shall be reasonably practicable for such amount. The Company shall provide Parent with such information as it may reasonably request to assist it in obtaining the D&O Policy. The D&O Policy (i) will remain in effect for a period of six (6) years following the Effective Time, (ii) will cover matters occurring within the two (2) year period immediately preceding the Effective Time (including the transactions contemplated by this Agreement), and (iii) the D&O Policy shall cover Pierre Narath, Jason Raza and Ronald R. Maas in their capacities as officers and/or directors of the company prior to the Closing Date. Parent shall cause the Surviving Corporation to maintain the D&O Policy in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.
     Section 5.10 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent; (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby; (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice; and, provided, further, that the failure to give prompt notice hereunder pursuant to clause (iii) shall not constitute a failure of a condition to the Merger set forth in Article VI except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure.

     Section 5.11 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     Section 5.12 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.
     Section 5.13 Agreement to Defend; Stockholder Litigation. In the event any claim, action, suit, investigation or other legal or administrative proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the Merger or seeks damages in connection therewith, the parties hereto agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto; provided, that nothing in this Section 5.13 shall limit the parties’ obligations under Section 5.6 hereof. The Company shall give Parent a reasonable opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the Merger; provided, that no such settlement shall be agreed to without Parent’s consent, which shall not be unreasonably withheld, conditioned or delayed.
     Section 5.14 Execution of Certain Agreements. On or prior to the Closing Date, the Company shall provide to Parent executed copies of written agreements that (a) expressly supersede or (b) terminate without further obligation on the part of the Company, the Company’s Subsidiaries, Parent or Parent’s affiliates, the contracts, agreements, commitments or undertakings listed (or required to be listed) in Section 3.18(c) of the Company Disclosure Schedule, in form and substance reasonably satisfactory to Parent. In addition, on or prior to the Closing Date, the Company shall use its commercially reasonable efforts to provide to Parent executed copies of the agreements listed in Section 5.14 of the Company Disclosure Schedule.
     Section 5.15 Execution of Transition Services Agreement. On or prior to the Closing Date, the Company shall provide to Parent an executed consulting agreement with Pierre Narath, on the terms set forth in Section 5.15 of the Company Disclosure Schedule.
ARTICLE VI
CONDITIONS TO THE MERGER
     Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by Parent and the Company) at or prior to the Effective Time of the following conditions:
          (a) The Company Stockholder Approval shall have been obtained.
          (b) No law or regulation shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Entity shall be in effect (a “Restraint”), in each case which has the effect of making the Merger illegal or otherwise enjoining or prohibiting the consummation of the Merger.
     Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) of the following conditions:
          (a) (i) The representations and warranties of Parent and Merger Sub set forth in Sections 4.1 and 4.2 shall be true and correct in all material respects, and (ii) the other representations and warranties of Parent and Merger Sub set forth in ARTICLE IV shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties, to be so true and correct would not have a Parent Material Adverse Effect.
          (b) Parent and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.
          (c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by a senior executive officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.
     Section 6.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the fulfillment of the following conditions:
          (a) (i) The representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3 and 3.14 shall be true and correct in all material respects, and (ii) the other representations and warranties of the Company set forth in ARTICLE III shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have a Company Material Adverse Effect.
          (b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.
          (c) Not more than 10% of the outstanding Common Stock as of immediately prior to the Effective Time shall have made, and not withdrawn, written demand on the Company for the purchase of their shares of Common Stock in connection with the Merger in compliance with the requirements of Section 262 of the DGCL.

          (d) The Offer Letter (including the CIIA attached thereto) shall remain in full force and effect and Raza shall not have (nor shall have indicated an intent to) rescinded, terminated or otherwise failed to perform his obligations under the Offer Letter.
          (e) Each of the Noncompetition Agreements shall remain in full force and effect and no party thereto shall have (or shall have indicated an intent to) rescinded, terminated or otherwise failed to perform his obligations under any such Noncompetition Agreement.
          (f) (i) At least ten (10) of the employees of the Company and the Company’s Subsidiaries as of the date of this Agreement (when counted together with Raza and the individuals listed on Schedule 6.3(j) hereto ) shall have become Continuing Employees. Each Continuing Employee shall have remained continuously employed with the Company from the date of this Agreement through the Closing and shall have signed each of the documents referenced in Section 5.5(b) and no action shall have been taken by any such individual to rescind any such documents; and (ii) the employment of each of the Designated Employees and each other employee who has declined Parent’s offer of continued employment shall have been terminated effective no later than immediately prior to the Closing.
          (g) The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by a officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.
          (h) All holders of Company Stock Options issued under the 1995 Plan shall have executed agreements in forms reasonably satisfactory to Parent providing that such securities will automatically terminate at the Effective Time without payment of any consideration therefor by Company, Parent or Merger Sub other than the consideration described in Section 2.3(a). All persons who (i) are providing services to the Company as of the date of this Agreement (whether as employees, consultants, directors or otherwise) and (ii) are holders of Company Stock Options and/or Warrants, shall have executed agreements in forms reasonably satisfactory to Parent releasing the Company, Parent and their respective affiliates from any claims and providing for the cancellation of such Company Stock Options and Warrants in exchange for the cash payments contemplated by Section 2.3(a) and Section 2.4(a).
          (i) The Company shall have delivered to Parent evidence, in form and substance reasonably acceptable to Parent, that, effective no later than the Effective Time, each of the current authorized signatories on all of the bank and deposit accounts of the Company shall be removed as signatories from such accounts and the representatives of Parent identified on Schedule 6.3(i) hereto shall be appointed as the sole authorized signatories on such accounts.
          (j) Each of the individuals listed on Schedule 6.3(j) hereto (other than Raza) shall have executed (i) an employee offer letter in a form reasonably satisfactory to Parent, (ii) the CIIA and (iii) a Noncompetition Agreement , the form of which is attached hereto as Annex III, which agreements shall remain in full force and effect as of the Effective Time, and such individuals shall not have (nor shall they have indicated an intent to) rescinded, terminated or otherwise failed to perform their obligations under such agreements.

     Section 6.4 Frustration of Closing Conditions. Neither the Company, Parent nor Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use all commercially reasonable efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 5.6.
ARTICLE VII
TERMINATION
     Section 7.1 Termination or Abandonment. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval by the stockholders of the Company of the matters presented in connection with the Merger:
          (a) by the mutual written consent of the Company and Parent;
          (b) by either the Company or Parent, if (i) the Effective Time shall not have occurred on or before October 9, 2008 (the “End Date”), provided, that if by the End Date the conditions set forth in Section 6.1(a) shall not have been satisfied, the End Date may be extended by either Parent or the Company, in its discretion, by 3 months from its scheduled expiry (in which case any references to the End Date herein shall mean the End Date as extended), and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the cause of the failure to consummate the Merger on or before such date;
          (c) by either the Company or Parent, if any Restraint permanently enjoining or otherwise prohibiting the consummation of the Merger has become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used such efforts as may be required by Section 5.6 to prevent, oppose and remove such Restraint;
          (d) by either the Company or Parent, if the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained;
          (e) by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 or failure of the Closing to occur and (ii) cannot be cured by the End Date, provided that the Company shall have given Parent written notice, delivered at least fifteen (15) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination;
          (f) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) cannot be cured by the End Date, provided that Parent shall have given the Company written notice, delivered at least fifteen (15) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination;
          (g) by the Company, prior to the receipt of the Company Stockholder Approval, if (i) the Board of Directors of the Company has determined that it has received a Superior Proposal; (ii) the Company has notified Parent in writing of its intention to terminate this Agreement pursuant to this Section 7.1(g), and included with such notice the identity of the person making a Superior Proposal and a summary of the material terms of such proposal; (iii) the Company has offered to negotiate with Parent in good faith during the 48-hour period immediately following receipt by Parent of the notice referred to in clause (ii) above (to the extent Parent desires to negotiate) regarding adjustments in the terms and conditions of this Agreement; provided that any material change in the economic terms or closing conditions of such proposal shall extend such period by 24 hours from the time of receipt by Parent of notice of such change (if later than the time that such period would otherwise have ended); (iv) following such period referred to in clause (iii) above, and taking into account any revised proposal irrevocably and unconditionally committed to by Parent during such period, the Board of Directors or a committee thereof shall have determined in good faith and after consultation with its outside counsel and financial advisors that there is a Superior Proposal more favorable to the stockholders of the Company than the proposal committed to by Parent; (v) concurrently with such termination, the Company enters into a definitive agreement with respect to a Superior Proposal; and (vi) prior to or concurrently with such termination, the Company pays the Company Termination Fee or, if such termination occurs other than during business hours on a Business Day, the Company provides to Parent a copy of irrevocable instructions to pay such amount no later than 9:00 a.m California time on the next succeeding Business Day;
          (h) by Parent, if the Board of Directors of the Company or any committee thereof makes any Change of Recommendation adverse to Parent or Merger Sub, or approves, endorses or recommends, or publicly proposes to approve, endorse or recommend, any Alternative Proposal (it being understood that the taking by the Company or any of its Representatives of any of the actions permitted by Section 5.3(b) shall not give rise to a right of termination pursuant to this Section 7.1(h));
     Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and, if a Company Termination Fee is paid by Company pursuant to Section 7.3 hereof, there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or affiliates, except that the provisions of Section 5.2(b), Section 7.2, Section 7.3 and Article VIII will survive the termination hereof; provided, however, that no such termination shall relieve any party from liability for damages for any fraud or breach of any provision of this Agreement.
     Section 7.3 Expenses and Other Payments. Any provision in this Agreement to the contrary notwithstanding, if (i) (A) after the date of this Agreement, any Alternative Proposal (substituting 50% for the 20% threshold set forth in the definition of “Alternative Proposal”) (a “Qualifying Transaction”) is publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the Company Meeting, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) and (C) concurrently with or within six (6) months after such termination, the Company shall have entered into a definitive agreement providing for or consummates a Qualifying Transaction; (ii) the Company shall have terminated this Agreement pursuant to Section 7.1(g); or (iii) Parent shall have validly terminated this Agreement pursuant to Section 7.1(h), then in any such event the Company shall pay to Parent a fee of $250,000 in cash (the “Company Termination Fee”) and the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent, Merger Sub or their respective stockholders, such payment to be made, in the case of a termination referenced in clause (i) above, upon consummation of the Qualifying Transaction, in the case of clause (ii) above, concurrently with the termination of this Agreement (or, in the event such termination does not occur during a Business Day when banks are open for business, by delivering a copy of irrevocable instructions providing for the payment of the Company Termination Fee promptly upon the opening of business on the next Business Day), or in the case of clause (iii) above, by the end of the second Business Day following the termination of this Agreement.
ARTICLE VIII
MISCELLANEOUS
     Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.
     Section 8.2 Expenses. Except as set forth in Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses. On the Closing Date, the Company shall deliver to Parent a reasonably detailed description of all Transaction Expenses incurred by the Company or its Subsidiaries through the Closing Date. “Transaction Expenses” means all fees and expenses incurred by the Company and its Subsidiaries in connection with the Merger and this Agreement and the transactions contemplated hereby on or prior to the Closing Date (including, without limitation, any fees and expenses of legal counsel and accountants, the amount of commission, fees and expenses payable to financial advisors, investment bankers and brokers of the Company and its Subsidiaries notwithstanding any contingencies for escrows, etc., any bonuses and any such fees incurred by the officers, directors, agents, consultants or contractors of the Company that the Company or its Subsidiaries have agreed are paid for or to be paid for by the Company or its Subsidiaries).
     Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or PDF), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.
     Section 8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
     Section 8.5 Jurisdiction; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.
     Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:
To Parent or Merger Sub:

Phoenix Technologies Ltd.
915 Murphy Ranch Road
Milpitas, California 95035
Facsimile:      (408) 570-1044
Attention:       General Counsel
with a copy (which shall not constitute notice) to:
Heller Ehrman LLP
275 Middlefield Road
Menlo Park, California 4025
Facsimile:      (650) 324-0638
Attention:      Elias Blawie and Kristen Kercher
To the Company:
Touchstone Software Corporation
1538 Turnpike Street
North Andover, Massachusetts 01845
Facsimile:      (978) 683-1630
Attention:      Chief Executive Officer
with a copy to:
Loeb & Loeb LLP
10100 Santa Monica Boulevard, Suite 2200
Los Angeles, California 90067
Facsimile:      (310) 282-2200
Attention:      Gerald M. Chizever
or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
     Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
     Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
     Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Article II (which, from and after the Effective Time, shall be for the benefit of holders of the Common Stock, Company Stock Options, Warrants or Non-Plan Options as of the Effective Time) and Section 5.9 (which shall be for the benefit of the parties referred to therein).
     Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Company Stockholder Approval, if any such amendment or wavier shall by applicable Law or in accordance with the rules and regulations of the NASDAQ National Market require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
     Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein, whenever the context so requires. The definitions contained in this agreement are applicable to the singular as well as the plural forms of such terms. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
     Section 8.14 Definitions. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used herein:
     “1995 Plan” has the meaning set forth in Section 2.3(a).
     “1996 Plan” has the meaning set forth in Section 2.3(a).
     “1997 Plan” has the meaning set forth in Section 2.3(a).
     “affiliates” means, with respect to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
     “Agreement” has the meaning set forth in the Preamble.
     “Alternative Proposal” has the meaning set forth in Section 5.3(f).
     “Acquired Software” has the meaning set forth in Section 3.14(c).
     “Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3(a).
     “Book-Entry Shares” has the meaning set forth in Section 2.2(a).
     “Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed.
     “Cancelled Shares” has the meaning set forth in Section 2.1(b).
     “Certificate of Merger” has the meaning set forth in Section 1.3.
     “Certificates” has the meaning set forth in Section 2.2(a).
     “Change of Recommendation” has the meaning set forth in Section 5.3(c).
     “CIIA” has the meaning set forth in Section 5.5(b).
     “Closing” has the meaning set forth in Section 1.2.
     “Closing Date” has the meaning set forth in Section 1.2.

     “Code” has the meaning set forth in Section 2.5.
     “Common Stock” has the meaning set forth in Section 2.1(a).
     “Company” has the meaning set forth in the Preamble.
     “Company Benefit Plans” has the meaning set forth in Section 3.8(a).
     “Company Disclosure Schedule” has the meaning set forth in Article III.
     “Company Foreign Plan” has the meaning set forth in Section 3.8(a).
     “Company Insurance Policies” has the meaning set forth in Section 3.21(a).
     “Company Material Adverse Effect” has the meaning set forth in Section 3.1(a).
     “Company Meeting” has the meaning set forth in Section 5.4(b).
     “Company Permits” has the meaning set forth in Section 3.7(b).
     “Company SEC Documents” has the meaning set forth in Section 3.4(a).
     “Company Software” has the meaning set forth in Section 3.14(c).
     “Company Specified Approvals” has the meaning set forth in Section 3.3(b).
     “Company Specified Contracts” has the meaning set forth in Section 3.18(a).
     “Company Stock Options” has the meaning set forth in Section 2.3(a).
     “Company Stock Plans” has the meaning set forth in Section 2.3(a).
     “Company Stockholder Approval” has the meaning set forth in Section 3.17.
     “Company Termination Fee” has the meaning set forth in Section 7.3.
     “Confidentiality Agreement” has the meaning set forth in Section 5.2(b).
     “Continuing Employee” has the meaning set forth in Section 5.5
     “D&O Policy” has the meaning set forth in Section 5.9(b).
     “Designated Employees” has the meaning set forth in Section 5.5(b).
     “DGCL” has the meaning set forth in Section 1.1.
     “Dissenting Shares” has the meaning set forth in Section 2.1(e).
     “Effective Time” has the meaning set forth in Section 1.3.

     “Offer Letters” has the meaning set forth in the Recitals.
     “End Date” has the meaning set forth in Section 7.1(b).
     “Environmental Law” has the meaning set forth in Section 3.22(h).
     “ERISA” has the meaning set forth in Section 3.8(a).
     “ERISA Affiliate” has the meaning set forth in Section 6.3(a).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Exchange Fund” has the meaning set forth in Section 2.2(a).
     “GAAP” means United States generally accepted accounting principles.
     “Governmental Entity” has the meaning set forth in Section 3.3(b).
     “Intellectual Property” has the meaning set forth in Section 3.14(a).
     “knowledge” means (a) with respect to Parent, the actual knowledge of the individuals listed on Schedule 8.14(a) hereto or the knowledge that any such individual could obtain by reasonable inquiry and (b) with respect to the Company, the actual knowledge of the individuals listed on Schedule 8.14(b) hereto or the knowledge that any such individual could obtain by reasonable inquiry.
     “Law” or “Laws” has the meaning set forth in Section 3.7(a).
     “Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, charge, adverse claim of title, adverse claim ownership or adverse claim right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset, and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).
     “Materials of Environmental Concern” has the meaning set forth in Section 3.22(h).
     “Merger” has the meaning set forth in the Recitals.
     “Merger Consideration” has the meaning set forth in Section 2.1(a).
     “Merger Sub” has the meaning set forth in the Preamble.
     “New Plans” has the meaning set forth in Section 5.5(b).
     “Noncompetition Agreement” has the meaning set forth in the Recitals.

     “Non-Plan Option” has the meaning set forth in Section 2.14(a).“Original Date” has the meaning set forth in Section 5.4(c).
     “Oral Agreement” has the meaning set forth in Section 3.18(c).
     “Parent” has the meaning set forth in the Preamble.
     “Parent Approvals” has the meaning set forth in Section 4.2(b).
     “Parent Material Adverse Effect” has the meaning set forth in Section 4.1.
     “Parent SEC Documents” has the meaning set forth in ARTICLE IV.
     “Paying Agent” has the meaning set forth in Section 2.2(a).
     “Permitted Lien” means a Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, or (C) which is a zoning, entitlement or other land use or environmental regulation by any Governmental Entity.
     “person” or “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such person.
     “Preferred Stock” has the meaning set forth in Section 3.2(a).
     “Proxy Statement” has the meaning set forth in Section 3.11.
     “Qualifying Transaction” has the meaning set forth in Section 7.3.
     “Recommendation” has the meaning set forth in Section 3.3(a).
     “Reference Date” has the meaning set forth in Section 3.6.
     “release” and “environment” have the meaning set for in Section 3.22(h).
     “Representatives” has the meaning set forth in Section 5.2(a).
     “Restraint” has the meaning set forth in Section 6.1(b).
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     “Share” has the meaning set forth in Section 2.1(a).
     “Subsidiaries” means, with respect to any party, any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).
     “Superior Proposal” has the meaning set forth in Section 5.3(g).
     “Surviving Corporation” has the meaning set forth in Section 1.1.
     “Tax Return” has the meaning set forth in Section 3.12(a).
     “Taxes” has the meaning set forth in Section 3.12(a).
     “Termination Date” has the meaning set forth in Section 5.1(a).
     “Third Party Software” has the meaning set forth in Section 3.14(c).
     “Transaction Expenses” has the meaning set forth in Section 8.2.
     “Voting and Support Agreements” has the meaning set forth in the Recitals.
     “WARN Act” has the meaning set forth in Section 3.13(c).
     “Warrant” has the meaning set forth in Section 2.14(a).

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PHOENIX TECHNOLOGIES LTD.
By:	/s/ Woodson Hobbs
	Name:	Woodson Hobbs
	Title:	President and Chief Executive Officer

ANDOVER MERGER SUB, INC.
By:	/s/ Richard W. Arnold
	Name:	Richard W. Arnold
	Title:	President

TOUCHSTONE SOFTWARE CORPORATION
By:	/s/ Jason K. Raza
	Name:	Jason K. Raza
	Title:	President and Chief Executive Officer

Signature Page to the Agreement and Plan of Merger.